Exhibit 5.2

April 7, 2015

HudBay Minerals Inc.
25 York Street, Suite 800
Toronto, Ontario
M5J 2V5

Dear Sirs/Mesdames:

Re:                             Registration Statement on Form F-10 for HudBay Minerals Inc.

We have acted as Canadian counsel to HudBay Minerals Inc. (the “Registrant”) in connection with the registration statement on Form F-10 (the “Registration Statement”) being filed today by the Registrant with the Securities and Exchange Commission under the United States Securities Act of 1933, as amended.

We acknowledge that we are referred to under the headings “Risk Factors — Risks Related to the Notes — You might have difficulty enforcing against Hudbay, the Guarantors and their respective directors and officers”, “Description of Notes — Enforceability of Judgments”, “Legal Matters” and “Documents Filed as Part of the Registration Statement” in the prospectus forming a part of the Registration Statement and we hereby consent to the use of our name in the Registration Statement with respect to such references.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours very truly,

/s/ Goodmans LLP
Goodmans LLP